Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Thomas Cooke, CEO (713) 458-1560; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www.saratogaresources.com

Saratoga Resources, Inc. Announces $20.1 Million Capital Infusion from Private

Placement of Common Stock and Warrant Exercises

Houston, Texas, May 24, 2012—Saratoga Resources, Inc. (NYSE MKT: SARA) (the “Company”) today announced the closing of a $19.3 million private placement of common stock, before fees and expenses, to select institutional and accredited investors and, in a separate transaction, the receipt of $0.8 million of proceeds from the exercise of outstanding warrants.

The Company sold an aggregate of 3,089,360 shares of common stock in the private placement at $6.25 per share.  C.K. Cooper & Company (Member: FINRA/SiPC/MSRB) and Ladenburg Thalmann & Co., Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTD), acted as co-placement agents in the offering.

Thomas Cooke, Chairman and Chief Executive Officer of Saratoga, stated “We are pleased to have this additional capital to fund acceleration of our drilling and development program.  While we have successfully executed our business plan out of cash flow for more than 2 years, we believe that this new capital will allow us to accelerate the timetable for drilling attractive prospects in our portfolio.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Saratoga Resources

Saratoga is an independent exploration and production Company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,185 gross/net acres, mostly held-by-production, currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana.  For more information, go to our website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s planned acceleration of its drilling and development program. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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